Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Centra Software, Inc.:

We consent to use of our report dated January 28, 2004, with respect to the consolidated balance sheet of Centra Software, Inc. as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Boston, Massachusetts

December 15, 2005